Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement (No. 33-204010) on Form S-8 of Extra Space Storage, Inc. of our report dated June 29, 2017 with respect to the statements of net assets available for benefits of the Extra Space Management, Inc. 401(k) Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the supplemental Schedule of Assets (Held at End of Year) as of December 31, 2016 which report appears in the December 31, 2016 annual report on Form 11-K of the Extra Space Management, Inc. 401(k) Plan.

/s/ WSRP
Salt Lake City, Utah
June 29, 2016

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